EXHIBIT 99.1

February 18, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS JANUARY 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for January 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $285 million in January 2015 increased 4.9 percent compared to last January and 2.4 percent compared to December 2014. The sequential increase in total securities commissions and fees was largely attributable to the one-time mutual fund commission adjustment of $10 million in December. Excluding this adjustment, PCG was up slightly and underwriting-related commissions in the Capital Markets segment declined in January following a very strong December.

Client assets under administration of $479.5 billion were up 8.8 percent compared to last January but declined 0.7 percent compared to the preceding month, as the S&P 500 declined 3.1 percent during the month. Similarly, financial assets under management of $66.1 billion increased 11.5 percent compared to last year’s January but declined 0.9 percent compared to December 2014. Despite the negative impact from the equity markets during the month, client asset levels continue to benefit from robust financial advisor recruiting and exceptional retention.

“As predicted, January was a very challenging month for the Capital Markets segment, as the combination of a seasonally slow start to the calendar year and a moribund energy sector depressed investment banking results,” said CEO Paul Reilly. “While both underwriting and merger and acquisitions activity remain reasonably robust, the expected timing of many of the transactions in the pipeline is uncertain.”

Total net loans at Raymond James Bank of $11.8 billion grew 22.9 percent over last January and were essentially flat compared to the preceding month.

“Despite a soft start to the calendar year, we remain excited about the growth potential in all of our businesses,” explained Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Its subsidiaries have approximately 6,300 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $480 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	January 2015	December 2014	January 2014
	(20 business days)	(22 business days)	(21 business days)

Total securities commissions and fees (in mil.) (1)	$285.0	$278.4	$271.7

Client assets under administration (in bil.)	$479.5	$483.0	$440.6

Private client group assets under administration (in bil.)	$455.4	$459.1	$416.9

Financial assets under management (in bil.) (2)	$66.1	$66.7	$59.3

Raymond James Bank total loans, net (in bil.)	$11.8	$11.8	$9.6

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.